UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2005

CB RICHARD ELLIS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32205	94-3391143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

865 South Figueroa Street, Suite 3400, Los Angeles, California		90017
(Address of Principal Executive Offices)		(Zip Code)

(213) 613-3226

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by CB Richard Ellis Group, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.

Item 1.01.  Entry into a Material Definitive Agreement

On February 22, 2005, the Company and Ray Wirta, its chief executive officer, entered into a Transition Agreement (the “Agreement”), in connection with the announcement of Mr. Wirta’s intention to resign from the position of chief executive officer on June 2, 2005.  The Agreement provides that after the Company’s annual stockholders meeting on June 2, 2005, Mr. Wirta will no longer serve as chief executive officer, but will remain an employee of the Company and serve on the board of directors as vice-chairman for a period of two years (the “Employment Period”).  He will also remain a member of the executive committee of the board of directors.

Between February 22 and June 2, 2005, Mr. Wirta will continue as chief executive officer of the Company and receive his current base salary.  He will receive a pro-rata portion through June 2, 2005 of the annual bonus he would have received had he remained as chief executive officer for the entire 2005 calendar year.  In addition, all stock options and other equity incentive plan shares issued to Mr. Wirta prior to June 2, 2005 will become fully vested and immediately exercisable on June 2, 2005, unless Mr. Wirta is terminated for cause or voluntarily resigns (as described below) prior to June 2, 2005.

During the Employment Period, the Company will pay Mr. Wirta an annual base salary of $250,000 and he shall be eligible to participate in the Company’s benefit plans as available to other Company employees.  Mr. Wirta will be required to perform the duties as directed by the chief executive officer of the Company.

If the Company terminates Mr. Wirta’s employment without cause, Mr. Wirta will continue to receive his base salary during the Employment Period and all unvested stock options and unvested equity incentive plan shares shall automatically vest in full.  In addition any COBRA premiums payable by Mr. Wirta during the Employment Period shall be limited to the employee premiums payable by similarly situated active employees until expiration of the Employment Period or the date Mr. Wirta becomes employed elsewhere.  If the Company terminates Mr. Wirta’s employment for cause or he voluntarily resigns, the Company will have no further obligations to him except as to benefits then due him under the Company’s benefit plans, and under previously vested stock options and equity incentive plan shares.

Mr. Wirta has agreed that from June 2, 2005 until June 1, 2007, he will not directly or indirectly (1) compete with any business line of the Company through participation in any material business, (2) interfere with business relationships between the Company and any of its clients, affiliates or partners, (3) solicit any employee or consultant of the Company, or (4) solicit certain clients or prospective clients of the Company in competition with the Company.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 23, the Company announced that immediately after the annual meeting of stockholders of the Company on June 2, 2005, Ray Wirta will step down as chief executive officer of the Company.  At that time, W. Brett White, 45, who is currently a member of the board of directors and president of the Company, will succeed Mr. Wirta as chief executive officer.  Mr. Wirta will remain on the board of directors as vice-chairman and as a member of its executive committee.

Mr. White has served as the Company’s president and member of the board of directors since September 2001. He was chairman of the Americas of CB Richard Ellis Services from May 1999 to September 2001 and was its president of Brokerage Services from August 1997 to May 1999. Previously, he was its executive vice president from March 1994 to July 1997 and managing officer of its Newport Beach, California office from May 1993 to March 1994. Mr. White is a member of the board of directors of Mossimo, Inc.

Item 9.01.  Financial Statements and Exhibits

(c)  Exhibits

99.1  Press release, dated February 23, 2005, announcing the planned retirement of Ray Wirta and planned appointment of W. Brett White as Chief Executive Officer.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 24, 2005		CB RICHARD ELLIS GROUP, INC.

	By:	/s/ KENNETH J. KAY
Kenneth J. Kay
Chief Financial Officer